EMPLOYMENT CONTRACT ADDENDUM
                                JAMES P. MATHIAS


Recitals:

     1. James P. Mathias is currently Vice-chairman of The JPM Company, under a contract of employment dated the 21st day of September, 1990. 2. The Board of Directors of The JPM Company wishes to supplement that employment contract with additional terms in recognition of the service and loyalty of James P. Mathias to The JPM Company.

Agreement:

          I. Termination. This Agreement shall terminate in the event Section I becomes operative:

          A. Death or disability. Upon the death or disability of EMPLOYEE, this Agreement shall terminate. For purpose of this Agreement, the term "disability" shall mean the determination by Employer that Employee is unable to perform substantially all of the duties that were being performed for Employer prior to such determination, and the continuation of such inability for a consecutive period in excess of three (3) months following such determination (unbroken by return to work for an aggregate period in excess of thirty (30) days).

          B. Involuntary Termination. EMPLOYER may terminate this Agreement without cause.

          C. Compensation Payable upon Termination. In the event of termination of this Agreement by EMPLOYER for any reason set forth hereinabove (in subparagraphs A or B) other than death of the EMPLOYEE, EMPLOYEE shall be entitled to receive termination pay equal to twelve months of the annual salary then in effect, payable in twelve monthly installments, PROVIDED, however, that any salary paid during a period of disability preceding termination shall be credited toward the payments due hereunder.

          D. Resignation as full-time EMPLOYEE. EMPLOYEE, at any time, may choose to resign as a full-time EMPLOYEE.

          E. Termination for Cause. EMPLOYER may terminate this Agreement immediately for cause, including without limitation, fraud, misrepresentation, theft or embezzlement of the Company's assets, intentional violations of law or company policies, or a breach of this Agreement. In the event of termination for cause, no severance pay shall be due EMPLOYEE.

          F. Return of Documents. Upon termination of employment for any reason, all documents, writings, or any other such material produced or received in the course of employment shall be returned to EMPLOYER.

          II. Termination upon Change in Control.. EMPLOYEE shall be entitled to additional payments, as set forth herein, in the event of a Change in Control of EMPLOYER.

          A. Change in Control Definition. Change in Control shall mean any of the following events

          1. The sale or other disposition by EMPLOYER of all or substantially all of its assets to a single purchaser or to a group of purchasers, other than to a corporation with respect to which, following such sale or disposition, more than eighty percent (80%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals who were the beneficial owners of the outstanding shares of EMPLOYER's common stock and voting securities immediately prior to such sale or disposition; or

          2. The acquisition in one or more transactions by any person or group, directly or indirectly, of beneficial ownership of twenty-five percent (25%) or more of the outstanding shares of the combined voting power of the then outstanding voting securities of EMPLOYER entitled to vote generally in the election of directors, Provided, however, that for this purpose acquisition of such a share by an employee benefit plan of EMPLOYER or a subsidiary or affiliate of EMPLOYER or a present significant shareholder (i.e., shareholder whose current holdings exceed 5% of the outstanding stock) of EMPLOYER shall not constitute a Change of Control; or

          3. The reorganization, merger or consolidation of EMPLOYER into or with another person or entity, by which reorganization, merger or consolidation the shareholders of EMPLOYER receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

          4. For the purpose of paragraph II and its subparts, merger, sale or acquisition of EMPLOYER by or with any other company controlled by EMPLOYER or any of its subsidiaries shall not constitute Change of Control.

          B. Good Cause Termination. In the event of a Change of Control, for a period of six months thereafter, the EMPLOYEE may terminate this Agreement for Good Cause.

          1. Good Cause. Good Cause shall be defined as

          a) Geographic Reassignment. The relocation of the EMPLOYEE to a location more than 40 miles from his/her current base or residence, except for required travel on EMPLOYER's business to an extent substantially consistent with the EMPLOYEE's business travel obligations immediately prior to a Change in Control.

          b) Reduction in Base Salary. A reduction greater than one-third (1/3) in the base salary of EMPLOYEE as in effect at the time of the Change in Control.

          2. Effect of Good Cause Termination. In the event of a termination by the EMPLOYEE for Good Cause, EMPLOYEE shall be entitled to the same benefits as if the EMPLOYEE had been involuntarily terminated without cause.

THE JPM COMPANY

By:       /s/ Wayne A. Bromfield                   /s/ James P. Mathias
                  (Signature)
Name:    Wayne A. Bromfield
Title:   Exec VP and General Counsel
Attest:  /s/ Laney Shambach                        Witness:  /s/ Laney Shambach
Date:    18 August 2000